EXHIBIT 99.2

News Release

Pioneer Replaces 357% of 2007 Production for

$15.40 per Barrel Oil Equivalent

Dallas, Texas, February 6, 2008 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that as of December 31, 2007, its total proved oil and gas reserves were 964 million barrels oil equivalent (MMBOE). During 2007, the Company increased proved reserves by 148 MMBOE, replacing 357% of production at an average finding and development cost of $15.40 per barrel oil equivalent (BOE). The reserve additions were primarily attributable to successful drilling in Pioneer’s core onshore areas (Spraberry, Raton, Edwards Trend and Tunisia) and recent acquisitions in the Spraberry, Raton and Barnett Shale fields.

Approximately 97% of Pioneer’s proved reserves are in the United States, and 62% of reserves are proved developed. Approximately 51% of the Company’s reserves are natural gas and 49% are oil and other liquids. Pioneer’s reserves are long-lived with a reserves-to-production ratio of approximately 23 years.

Drillbit finding and development cost was $17.85 per BOE. Excluding the costs associated with the drilling of proved undeveloped reserves in the Spraberry and Raton fields, drillbit finding and development cost was approximately $12 per BOE.

Scott D. Sheffield, Pioneer’s Chairman and CEO, stated, “Our finding and development cost for 2007 of $15.40 per BOE was essentially at the midpoint of our target range of $12 to $18 per BOE and significantly below last year’s result, despite the upward pressure on drilling and development costs throughout the year. Our improved drillbit finding cost and strong reserve replacement results demonstrate the quality of our core assets and the much-appreciated commitment of our employees.”

Netherland, Sewell and Associates, Inc. (NSA), an independent reserve engineering firm, audited the proved reserves of significant fields. NSA’s audit covered properties representing approximately 86% of Pioneer’s total proved reserves at year-end 2007.

Year-end proved reserves and costs incurred are detailed in the attached supplemental schedule.

Pioneer Natural Resources Company is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States, South Africa and Tunisia. For more information, visit Pioneer's website at www.pxd.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, the assumptions underlying production forecasts, uncertainties about estimates of reserves, and quality of technical data. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

“Finding and development cost per BOE” means total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

“Drillbit finding and development cost per BOE” means costs incurred excluding acquisitions divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

“Reserve replacement,” or the replacing of production, is the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions divided by annual production of oil, NGLs and natural gas, on a BOE basis.

Pioneer Natural Resources Contacts:

Investors-

Frank Hopkins – 972-969-4065
James Meier – 972-969-3931
Scott Rice – 972-969-4017

Media and Public Affairs-

Susan Spratlen – 972-969-4018

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL INFORMATION

Year Ended December 31, 2007

	United
	States	Canada	Africa		Total
Proved reserves:
Oil (MBbls):
Balance, January 1, 2007	258,195	1,861	8,047		268,103
Revisions of previous estimates	11,759	(110)	236		11,885
Purchases of minerals-in-place	9,584	—	—		9,584
Discoveries and extensions	18,647	283	24,477		43,407
Production	(6,804)	(98)	(2,382)		(9,284)
Sales of minerals-in-place	—	(1,936)	(11,771)		(13,707)
Balance, December 31, 2007	291,381	—	18,607		309,988
Natural Gas Liquids (MBbls):
Balance, January 1, 2007	148,530	338	—		148,868
Revisions of previous estimates	3,812	29	—		3,841
Purchases of minerals-in-place	10,094	—	—		10,094
Discoveries and extensions	4,045	95	—		4,140
Production	(6,771)	(136)	—		(6,907)
Sales of minerals-in-place	—	(326)	—		(326)
Balance, December 31, 2007	159,710	—	—		159,710
Natural Gas (MMcf):
Balance, January 1, 2007	2,685,961	173,509	68,357		2,927,827
Revisions of previous estimates	35,542	(18,778)	(5,048)		11,716
Purchases of minerals-in-place	184,478	—	—		184,478
Discoveries and extensions	131,277	62,263	4		193,544
Production	(132,840)	(16,295)	(1,954)		(151,089)
Sales of minerals-in-place	(1,363)	(200,699)	—		(202,062)
Balance, December 31, 2007	2,903,055	—	61,359		2,964,414
Equivalent Barrels (MBOE):
Balance, January 1, 2007	854,385	31,117	19,440		904,942
Revisions of previous estimates	21,495	(3,210)	(605)		17,680
Purchases of minerals-in-place	50,424	—	—		50,424
Discoveries and extensions	44,571	10,755	24,478		79,804
Production (a)	(35,715)	(2,950)	(2,708)		(41,373)
Sales of minerals-in-place	(227)	(35,712)	(11,771	)(b)	(47,710)
Balance, December 31, 2007	934,933	—	28,834		963,767

Costs incurred for oil and gas producing activities ($000):
	United States	Canada	Africa	Total
Property acquisition costs:
Proved	$331,526	$83	$—	$331,609
Unproved	200,767	3,620	718	205,105
	532,293	3,703	718	536,714
Exploration costs	335,778	32,160	128,766	496,704
Development costs	1,058,259	64,583	120,963	1,243,805
Total costs incurred	$1,926,330	$100,446	$250,447	$2,277,223

Reserve replacement percentage (c)	326%	256%	882%	357%

Finding and development costs per BOE
of proved reserves added (d)	$16.54	$13.31	$10.49	$15.40

__________

(a)	Production includes 2,950 MBOE related to discontinued operations and 2,891 MBOE related to field fuel.
(b)	Represents the reserves associated with the Tunisian government's election to participate in 50 percent of the Jenein Nord concession.
(c)

The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions divided by annual production of oil, NGLs and natural gas, on a of minerals-in-place and discoveries and extensions divided by annual production of oil, NGLs and natural gas, on a BOE basis.

(d)

Total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.